UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2016

ASIAN DEVELOPMENT FRONTIER INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52010	N/A
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

65/10-12 Floor 1, Chamnan Phenjati Business Center
Building, Rama IX Rd, Huai Khwang, Bangkok Thailand	10310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	852-3106-3133

Chamnan Phenjati Business, Center Building, Rama IX Rd, Huai Khwang, Bangkok, Thailand
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 15, 2016, our board of directors received and accepted the resignation of Alvin Lee Jin Han as our president, secretary, chief executive officer, chief financial officer, treasurer and director.

The resignation did not result from any disagreements with our company regarding our operations, policies, practices or otherwise.

On January 15, 2016, we appointed Prom Vuoch as our president, secretary, chief executive officer, chief financial officer, treasurer and director.

Prom Vuoch – President, CEO, CFO, Secretary and Director

Influenced by his father, he started his career with an NGO as a technician and consultant for farming, travelling to different villages to assist and advising Chief of the village on the proper farming methods.

Started to work as a freelance driver for tour groups to understand the tourism industry and joined Limousine Service in 2004, accommodate the rising number of tourist and business entrepreneur visiting and residing in Cambodia.

Moving to Cheung Sheng Development, an international company, as an operation assistant in 2013, further foster operations function as well as leadership capability with wide scope of responsibilities that cover the projects in both Phnom Penh and Siem Reap on construction operations and land development.

With the experience and knowledge, spotted a niche in the market in Cambodia, successfully set up own car company in 2014. Provides car rental with well-trained experienced drivers, deliver reliable, timely, personalized and memorable services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIAN DEVELOPMENT FRONTIER INC.

/s/ Prom Vuoch
Prom Vuoch
President and Director

Date January 21, 2016